Prospectus Supplement to Prospectus dated February 7, 2008

Filed Pursuant to Rule 424(B)(3)
File No. 333-145394

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.

508,734 Shares of Common Stock
(underlying Series A Preferred Stock)

508,734 Shares of Common Stock
(underlying Warrants)

Offered by Selling Stockholders

This prospectus supplement amends the prospectus dated February 7, 2008 (the “Prospectus”), relating to the sale by the selling stockholders identified in the Prospectus of up to 1,017,468 shares of our common stock including (i) 508,734 shares they may acquire on conversion of Series A Preferred Stock and (ii) 508,734 shares they may acquire on exercise of class A warrants.

We are supplementing the Prospectus to correct the list of selling stockholders on page 28 of the Prospectus as it pertains to Mathew Hayden in order to correct a typographical error. It should read as follows:

Name of Selling Stockholder	Number of Shares Underlying Series A Preferred Stock owned prior to the Offering	Number of Shares Underlying Class A Warrants owned prior to the Offering	Total Number Of Shares Beneficially Owned Prior to Offering		Percentage Of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Underlying Series A Preferred Stock to be Sold	Maximum Number of Shares Underlying Class A Warrants to be Sold	Total Number Of Shares Beneficially Owned after Offering	Percentage Ownership after Offering % (6)
Matthew Hayden	64,516	64,516	281,048	(5)	4.3%(3)	18,569	18,569	243,910	3.8%

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of the Prospectus for a discussion of certain risk factors that you should consider. You should read the entire Prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 8, 2008